Exhibit 5.1

12670 High Bluff Drive San Diego, California 92130 Tel: +1.858.523.5400 Fax: +1.858.523.5450 www.lw.com FIRM / AFFILIATE OFFICES
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October 2, 2017

Cytori Therapeutics, Inc.
3020 Callan Road
San Diego, California 92121

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as special counsel to Cytori Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the filing of a registration statement on Form S-1 under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “Commission”) on August 14, 2017 (as amended, the “Registration Statement”). The Registration Statement relates to the registration of (i) 10,000 non-transferable subscription rights (the “Rights”) to be distributed by the Company without consideration in connection with a rights offering (the “Rights Offering”) to holders of record of common stock, par value $0.001 per share, of the Company (the “Common Stock”), (ii) up to 10,000 units (the “Units”) issuable upon exercise of the Rights, each Unit entitling the holder thereof to purchase one share of Series B Preferred Stock, par value $0.001 per share (the “Preferred Stock”), and 1,250 warrants to purchase one share of Common Stock (the “Warrants”), (iii) the Preferred Stock, (iv) the Warrants, (v) up to 25,000,000 shares of Common Stock issuable upon conversion of the Preferred Stock (the “Conversion Shares”); and (vi) up to 12,5000,000 shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”). The Rights, Units, Preferred Stock, Warrants, Conversion Shares and Warrant Shares plus any additional Rights, Units, Preferred Stock, Warrants, Conversion Shares and Warrant Shares registered pursuant to any subsequent registration statement that the Company may hereafter file with the Commission pursuant to Rule 462(b) under the Act in connection with the offering by the Company contemplated by the Registration Statement are referred to herein collectively as the “Securities.” This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Securities.

October 2, 2017 Page 2

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.  With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.  We are opining herein as to General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1.The Rights have been authorized by all necessary corporate action of the Company and when executed, authenticated, issued and delivered in the manner contemplated by the Registration Statement and by such corporate action, such Rights will be the legally valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

2.The Units have been authorized by all necessary corporate action of the Company and when duly executed, authenticated, issued and delivered against payment therefor in the manner contemplated by the Registration Statement and by such corporate action, such Units will be the legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

3.The Preferred Stock has been authorized by all necessary corporate action of the Company and, assuming the approval of the Certificate of Designation of Preferences, Rights and Limitations of Series B Preferred Stock (the “Certificate of Designation”) and its filing with the Secretary of State of the State of Delaware, if issued and delivered against payment therefor in an amount not less than the par value thereof in the manner contemplated by the Certificate of Designation and by such corporate action, the Preferred Stock will be validly issued, fully paid and nonassessable.

4.The Warrants have been authorized by all necessary corporate action of the Company and when such Warrants have been duly executed, authenticated, issued and delivered against payment therefor in the manner contemplated by the Registration Statement and by such corporate action, such Warrants will be the legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

5.The Warrant Shares issuable upon exercise of the Warrants have been authorized by all necessary corporate action of the Company, and if issued upon exercise of the Warrants in accordance with the terms thereof (including obtaining the requisite approval of the Company’s stockholders pursuant to the rules of The Nasdaq Stock Market), would be validly issued, fully paid and nonassessable.

6.The Conversion Shares have been authorized by all necessary corporate action of the Company and, assuming the approval of the Certificate of Designation and its filing with the Secretary of State of the State of Delaware, if issued and delivered in accordance with the terms of the Certificate of Designation (including obtaining the requisite approval of the Company’s stockholders pursuant to the rules of The Nasdaq Stock Market), the Conversion Shares would be validly issued, fully paid and nonassessable.

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In rendering the foregoing opinions, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares in the General Corporation Law of the State of Delaware.

Our opinions are subject to: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; and (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought. We express no opinion or confirmation as to federal or state securities laws, tax laws, antitrust or trade regulation laws, insolvency or fraudulent transfer laws, antifraud laws, compliance with fiduciary duty requirements, pension or employee benefit laws, FINRA rules or stock exchange rules (without limiting other laws excluded by customary practice).

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act.  We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.”  We further consent to the incorporation by reference of this letter and consent into any registration statement filed pursuant to Rule 462(b) with respect to the Securities.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP